CAMPUSU, INC.
803 SYCOLIN ROAD, SUITE 204
LEESBURG, VA 20175

November 1, 2007

By Fax (781) 634-8352

Mr. Jeff Dyment
Managing Director
Drax Holdings, L.P.
404 Citation Point
Naples, FL 34104

Dear Mr. Dyment:

In consideration of Drax Holdings, L.P. (“Drax”) executing, on the date hereof, a Lock-Up Agreement, in the form attached hereto as Exhibit A, with respect to 275,328 shares of common stock (the “Common Stock”) of CampusU, Inc. (the “Company”) owned by Drax as of the date hereof, the Company hereby agrees to purchase 250,000 shares of the Common Stock owned by Drax at a price of $4.50 per share (the “Purchase Price”) by no later than the date on which the Company consummates the initial public offering of its Common Stock (the “IPO”) using a portion of the proceeds of such IPO. The Purchase Price is based on the number of shares of Common Stock owned by Drax prior to giving effect to the Company’s proposed one-for-4.1 reverse stock split which, for the sake of clarity, is 2,153,845 shares of Common Stock.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this letter and the attached Lock-Up Agreement, which will constitute our agreement with respect to the subject matter hereof. Facsimile signatures shall be deemed originals for all purposes hereunder.

Very truly yours, CampusU, Inc.

By:	/s/ Robert S. Frank
Robert S. Frank President and Chief Executive Officer

Agreed and Accepted:

DRAX HOLDINGS, L.P.

By: /s/ Jeff Dyment
Jeff Dyment, Managing Director

Date: November 1, 2007